Exhibit 99.1

Horizon Therapeutics plc Reports Strong First-Quarter 2020 Financial Results;

Increasing TEPEZZA™ Full-Year 2020 Net Sales Guidance to Greater Than $200 Million

Due to Rapid Uptake; Increasing Full-Year 2020 Net Sales Guidance

— First-Quarter 2020 Net Sales of $355.9 Million Increased 27 Percent;

First-Quarter 2020 GAAP Net Loss of $13.6 Million; Adjusted EBITDA of $107.2 Million —

— Orphan Segment First-Quarter 2020 Net Sales of $245.4 Million, an Increase of 47 Percent;

KRYSTEXXA® First-Quarter 2020 Net Sales of $93.3 Million, an Increase of 78 Percent —

— TEPEZZA (teprotumumab-trbw) First-Quarter 2020 Net Sales of $23.5 Million Driven by

Strong Demand and Launch Execution, Significantly Exceeding Expectations;

Increasing Full-Year 2020 Guidance to Greater Than $200 Million from $30 Million to $40 Million —

— Increasing Full-Year 2020 Net Sales Guidance to $1.40 to $1.45 Billion Driven by Significantly Higher

TEPEZZA Net Sales and Reflecting Anticipated Impacts from COVID-19;

Revising Full-Year 2020 Adjusted EBITDA to $450 to $500 Million Guidance Reflecting Increased Investment in TEPEZZA

to Support Higher-Than-Expected Demand, New TEPEZZA Clinical Programs and HZN-825 —

— Acquired Curzion Pharmaceuticals, Inc. and Its Development-Stage Candidate

(Renamed HZN-825) for Diffuse Cutaneous Systemic Sclerosis, a Rare Rheumatic Disease —

— Announcing the Addition of Two New TEPEZZA Pipeline Programs —

— Donated More Than $1.5 Million to Support COVID-19 Response Efforts —

— Cash Position of $754.6 Million; Net Leverage of 1.3 Times as of March, 31, 2020 —

DUBLIN – May 6, 2020 – Horizon Therapeutics plc (Nasdaq: HZNP) today announced its first-quarter 2020 financial results. The Company increased its full-year 2020 net sales guidance and revised its adjusted EBITDA guidance.

“We had a very strong start to 2020, highlighted by the early approval and rapid uptake of TEPEZZA, which significantly exceeded expectations, excellent KRYSTEXXA growth and our recent acquisition of HZN-825,” said Timothy Walbert, chairman, president and chief executive officer, Horizon. “We are increasing our full-year net sales guidance to account for significantly higher TEPEZZA net sales that more than offset the expected impact from COVID-19 this year, and we are widening both our net sales and adjusted EBITDA guidance ranges to account for future uncertainty. The fundamentals of our business are strong, including a robust cash position, and we continue to be very well positioned for the long term.”

Walbert continued, “Given the current environment, our priority is to safeguard the health, safety and welfare of patients and our employees, as well as to support our communities in their COVID-19 response efforts. I would like to recognize and applaud the tireless efforts of our employees who are helping patients access and maintain therapy, as well as all the healthcare professionals showing such incredible dedication and effort during this challenging time.”

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Financial Highlights

(in millions except for per share amounts and percentages)	Q1 20	Q1 19	% Change
Net sales	$355.9	$280.4	27
Net loss	(13.6)	(32.9)	(59)
Non-GAAP net income	83.2	53.9	54
Adjusted EBITDA	107.2	88.4	21

Loss per share - diluted	(0.07)	(0.19)	(62)
Non-GAAP earnings per share - diluted	0.40	0.30	33

COVID-19

Horizon is closely monitoring the COVID-19 pandemic and its impact on the patients who are treated with the Company’s medicines, the communities in which the Company operates and its business. Horizon is making every effort as a company to help minimize the spread of COVID-19 and at the same time working to ensure continued patient access to Horizon’s medicines. The Company is maintaining its business operations remotely to protect the health and safety of Horizon employees who are ensuring business continuity and providing support to patients, physicians and partners virtually. The Company continues to closely monitor its supply chain and expects no impact at this time on the supply of its medicines. Horizon has provided more than $1.5 million in financial support for COVID-19 response efforts in Illinois, Dublin, South San Francisco, Washington D.C. and Canada. Many Horizon employees are also contributing their personal time and financial support to response efforts in line with Horizon’s mission to go to incredible lengths to improve people’s lives.

TEPEZZA Launch Progress

On Jan. 21, 2020, the Company received U.S. Food and Drug Administration (FDA) approval for TEPEZZA for the treatment of thyroid eye disease (TED). TEPEZZA, a fully human monoclonal antibody insulin-like growth factor-1 receptor (IGF-1R) inhibitor, is the first and only FDA-approved medicine for the treatment of TED. The Company initiated the commercial launch of TEPEZZA shortly after obtaining FDA approval. The first-quarter results for TEPEZZA greatly exceeded the Company’s expectations, generating net sales of $23.5 million.

Several factors contributed to the strong TEPEZZA first-quarter results and the Company’s increased full-year expectations:

•

Severity of Disease: TED is a rare, serious, progressive and vision-threatening autoimmune disease, and is associated with proptosis (eye bulging), diplopia (double vision), blurred vision, pain and facial disfigurement that can significantly impact patients’ quality of life. The severity of the disease is a motivating factor for patients seeking therapy.

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•

Pre-Launch Market Education Efforts: In early 2019, the Company initiated its pre-launch disease awareness, market development and market access efforts with the multi-functional field-based teams beginning to engage with key stakeholders in July of 2019. The pre-launch preparation included educating physicians, payors, sites of care and patients about the acute and debilitating nature of the disease and the urgency to treat. It also involved facilitating post-approval access to TEPEZZA by identifying an infusion site-of-care referral network and establishing a supportive patient services organization.

•

High Volume of Patient and Physician Interest Driven by Commercial Execution: The Company’s pre-launch efforts generated significant awareness and interest among physicians and TED patients, which resulted in a significantly higher number of patients beginning therapy than initially expected. Approximately 200 patients started TEPEZZA treatment in the first quarter.

“The tremendous success of the TEPEZZA launch reflects the potential of TEPEZZA and is a tribute to the strong execution and dedication of our TEPEZZA commercial team,” said Walbert. “Since the beginning of last year, the team has paved the way for launch, establishing a pathway for treatment and driving awareness of TED, the urgency to treat it and its highly debilitating symptoms – symptoms with which patients previously had to live, often for years. This has allowed many more patients to seek and start treatment, which epitomizes Horizon’s commitment to patients and the strength of our commercial strategy and execution.”

Walbert continued, “To maximize the future and long-term potential of TEPEZZA for TED patients, we announced today two new TEPEZZA development programs – one to evaluate TEPEZZA in the fibrotic phase of the disease and another to assess the potential for subcutaneous administration.”

First-Quarter and Recent Company Highlights

•

Announced New TEPEZZA Pooled Efficacy Data: In March 2020, new pooled efficacy data from the Phase 2 and 3 clinical trials of TEPEZZA were presented at a virtual ENDO 2020 news conference in lieu of the ENDO 2020, the Endocrine Society’s annual meeting, which was cancelled due to COVID-19. The analysis was conducted to determine if there were any differences in proptosis response to TEPEZZA based on patient demographic characteristics. The results showed that the medicine effectively reduces proptosis in TED patients, regardless of age, gender and smoking status, which are among several risk factors of the disease.

•

Expanded the Company’s Pipeline with Acquisition of Development-Stage Candidate HZN-825: On April 1, 2020, the Company completed the acquisition of Curzion Pharmaceuticals, Inc. and its lysophosphatidic acid 1 receptor (LPAR1) antagonist candidate (renamed HZN-825) for the treatment of diffuse cutaneous systemic sclerosis (dcSSc). A positive signal was observed in the 8-week placebo-controlled Phase 2a trial and data from the subsequent 24-week open-label extension period suggests that longer duration of treatment may demonstrate a meaningful benefit.

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•

Launched PROCYSBI® Delayed-Release Oral Granules in Packets: In April 2020, the Company launched PROCYSBI Delayed-Release Oral Granules in Packets after receiving FDA approval in February 2020. The new dosage form provides another administration option in addition to the PROCYSBI capsules for adults and children one year of age and older living with nephropathic cystinosis. The tear-open packets offer a convenient option for cystinosis patients who may have difficulty swallowing or have to administer medication through a gastrostomy tube (G-tube). Additionally, being able to access PROCYSBI granules in tear-open packets may help reduce the burden of managing multiple daily medications often faced by families living with cystinosis.

•

Acquired Certain Rights to Proceeds from Future Milestones and Royalties Related to TEPEZZA: In April 2020, in two separate transactions, the Company acquired the rights to proceeds from the future milestones and royalties related to TEPEZZA net sales from each of S.R. One and Lundbeckfond in exchange for an aggregate of $110 million. These transactions relate to the rights to approximately 71 percent of the $225 million in milestone payments due upon achievement of certain TEPEZZA annual worldwide net sales thresholds and approximately 71 percent of the 3 percent royalty tied to the portion of TEPEZZA annual worldwide net sales exceeding $300 million.

•

Best Workplace Award: In April 2020, Great Place to Work® and Fortune selected Horizon as one of the 2020 Best Workplaces in Health Care and Biopharma for the third consecutive year. The ranking is based on input from nearly 800,000 employees in the industry and evaluates multiple elements, including the extent to which employees trust leaders, the respect with which people are treated and the fairness of workplace decisions.

Research and Development Programs

•

HZN-825 dcSSc Program: HZN-825 is the Company’s LPAR1 antagonist in development for the treatment of dcSSc, a rare, chronic autoimmune disease marked by fibrosis, or skin thickening, in areas including hands, forearms, upper arms and thighs with no FDA-approved treatment options. The Company expects to begin a Phase 2b pivotal trial in the first half of 2021.

•

New TEPEZZA Trial in Fibrotic TED: The Company is planning to initiate a single-arm, open-label trial of TEPEZZA in patients with fibrotic TED (previously referred to as inactive TED). In fibrotic TED, the disease is no longer progressive or inflammatory; however, significant disease manifestations such as proptosis (eye bulging) and diplopia (double vision) remain.

•

New Potential TEPEZZA Subcutaneous Administration Program: The Company is planning to initiate a pharmacokinetic trial to explore subcutaneous dosing of TEPEZZA, which is currently administered by infusion. The objective of the trial is to inform the potential for additional administration options for TEPEZZA, which could provide greater flexibility for patients and physicians.

•

TEPEZZA dcSSc Exploratory Trial: As part of its evaluation of additional indications for TEPEZZA, the Company is planning to initiate an exploratory trial in dcSSc. The Company expects to initiate the trial by the end of 2020.

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•

KRYSTEXXA MIRROR Randomized Clinical Trial: The Company is currently evaluating the coadministration of KRYSTEXXA with methotrexate to increase the complete response rate of KRYSTEXXA in the MIRROR placebo-controlled randomized clinical trial (RCT), initiated in June 2019. The registrational trial is designed to enable the potential submission of results to the FDA to update the prescribing information. The MIRROR RCT follows the initial MIRROR open-label trial completed in 2019 that demonstrated a 79 percent complete response rate for patients using KRYSTEXXA with methotrexate. The 79 percent response rate is nearly double the 42 percent response rate in the KRYSTEXXA Phase 3 clinical program, which evaluated KRYSTEXXA alone. The combination was also well tolerated in the MIRROR open-label trial. Methotrexate is the immunomodulator most used by rheumatologists and has been shown to reduce anti-drug antibody formation to biologic therapies when used in conjunction with these therapies. The MIRROR RCT is approximately 80 percent enrolled and the Company expects to complete enrollment in the second half of 2020 with data available in 2021.

•	KRYSTEXXA PROTECT Trial in Kidney Transplant Patients with Uncontrolled Gout:

The Company is evaluating the effect of KRYSTEXXA on serum uric acid levels in kidney transplant patients with uncontrolled gout in its PROTECT open-label clinical trial, initiated in October 2019. Kidney transplant patients have more than a tenfold increase in the prevalence of gout when compared to the general population, and literature suggests that persistently high serum uric acid levels can be associated with organ rejection. Managing uncontrolled gout is one of the most common and significant unmet needs of kidney transplant patients.

•

KRYSTEXXA Shorter-Infusion Duration Trial: The Company is planning to initiate an open-label trial to evaluate the impact of administering KRYSTEXXA over a significantly shorter infusion duration. Currently, KRYSTEXXA is infused over a two-hour or longer timeframe. A shorter infusion duration could meaningfully improve the experience and convenience for patients, physicians and sites of care. The Company expects to initiate the trial by the end of 2020.

•

Next-Generation Programs for Uncontrolled Gout: The Company is pursuing early-stage development programs for next-generation biologics for uncontrolled gout to support and sustain the Company’s market leadership in this area. These include HZN-003 and HZN-007, as well as a collaboration with HemoShear Therapeutics, LLC, to discover new targets for gout.

First-Quarter Financial Results

Note: For additional detail and reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, please refer to the tables at the end of this release.

•	Net Sales: First-quarter 2020 net sales were $355.9 million, an increase of 27 percent.

•

Gross Profit: Under U.S. GAAP, the first-quarter 2020 gross profit ratio was 72.6 percent compared to 68.6 percent in the first quarter of 2019. The first-quarter 2020 non-GAAP gross profit ratio was 90.0 percent compared to 89.8 percent in the first quarter of 2019.

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•

Operating Expenses: First-quarter 2020 research and development (R&D) expenses were 7.6 percent of net sales and selling, general and administrative (SG&A) expenses were 69.6 percent of net sales. Non-GAAP R&D expenses were 5.8 percent of net sales, and non-GAAP SG&A expenses were 54.2 percent of net sales.

•	Income Tax Rate: The first-quarter 2020 income tax rate on a GAAP basis was 58.3 percent and the income tax expense rate on a non-GAAP basis was 12.8 percent.

•	Net Income (Loss): On a GAAP basis, first-quarter 2020 net loss was $13.6 million. First-quarter 2020 non-GAAP net income was $83.2 million.

•	Adjusted EBITDA: First-quarter 2020 adjusted EBITDA was $107.2 million.

•

Earnings (Loss) per Share: On a GAAP basis, diluted loss per share (EPS) in the first quarter of 2020 and 2019 were $0.07 and $0.19, respectively. Non-GAAP diluted earnings per share in the first quarter of 2020 and 2019 were $0.40 and $0.30, respectively. Weighted average shares outstanding used for calculating GAAP and non-GAAP diluted earnings per share in the first quarter of 2020 were 190.1 million and 213.1 million, respectively.

First-Quarter Segment Results

Management uses net sales and segment operating income to evaluate the performance of the Company’s two segments, the orphan segment and the inflammation segment. While segment operating income contains certain adjustments to the directly comparable GAAP figures in the Company’s consolidated financial results, it is considered to be prepared in accordance with GAAP for purposes of presenting the Company’s segment operating results. Prior to the first quarter of 2020, the two operating segments were the orphan and rheumatology segment, which included RAYOS®, and the inflammation segment. Beginning with the first quarter of 2020, RAYOS was moved to the inflammation segment and the orphan and rheumatology segment was renamed the orphan segment.

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Orphan Segment

(in millions except for percentages)	Q1 20	Q1 19	% Change
KRYSTEXXA®	93.3	52.3	78
RAVICTI®	61.2	49.9	23
PROCYSBI®	38.3	39.6	(3)
ACTIMMUNE®	26.5	21.7	22
TEPEZZATM	23.5	—	NM
BUPHENYL®	2.3	2.8	(16)
QUINSAIRTM	0.3	0.2	64

Orphan Net Sales	$245.4	$166.5	47

Orphan Segment Operating Income	$54.4	$36.7	48

•

First-quarter 2020 net sales of the orphan segment, the Company’s strategic growth segment, were $245.4 million, an increase of 47 percent over the prior year’s quarter, driven by and strong continued growth of KRYSTEXXA and RAVICTI, as well as the launch of TEPEZZA.

•	First-quarter 2020 orphan segment operating income was $54.4 million, which includes significant investment spend associated with the commercial launch of TEPEZZA.

Inflammation Segment

(in millions except for percentages)	Q1 20	Q1 19	% Change
PENNSAID 2%®	41.6	50.2	(17)
DUEXIS®	31.3	29.5	6
VIMOVO®(1)	19.4	14.0	38
RAYOS®	18.2	19.4	(6)
MIGERGOT®(2)	—	0.8	NM

Inflammation Net Sales	$110.5	$113.9	(3)

Inflammation Segment Operating Income	$51.9	$51.4	1

(1)	On Feb. 27, 2020, Dr. Reddy’s Laboratory initiated an at-risk launch of generic VIMOVO in the United States.
(2)	In June 2019, the Company divested the rights to MIGERGOT.

•	First-quarter 2020 net sales of the inflammation segment were $110.5 million and segment operating income was $51.9 million.

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Cash Flow Statement and Balance Sheet Highlights

•	On a GAAP basis in the first quarter of 2020, cash used in operating activities was $62.6 million. On a non-GAAP basis, cash used in operating activities was $62.4 million.

•	The Company had cash and cash equivalents of $754.6 million as of March 31, 2020.

•

As of March 31, 2020, the total principal amount of debt outstanding was $1.418 billion, consisting of $418 million in senior secured term loans due 2026, $600 million of senior notes due 2027 and $400 million of exchangeable senior notes due 2022. As of March 31, 2020, net debt was $663.4 million and the net-debt-to-last-12-months adjusted EBITDA leverage (net leverage) ratio was 1.3 times. The Company has no maintenance covenants on its debt.

Revised 2020 Guidance

The Company now expects full-year 2020 net sales to range between $1.40 billion and $1.45 billion, an increase from the previous range of $1.40 billion to $1.42 billion, reflecting the significant increase in full-year TEPEZZA net sales guidance, offset by the current estimated impact of COVID-19 on its medicines. The Company now expects TEPEZZA full-year net sales of greater than $200 million, compared to the previous guidance of $30 million to $40 million. Full-year 2020 adjusted EBITDA is now expected to range between $450 million and $500 million, revised from the previous guidance range of $485 million to $500 million and reflects increased investment in TEPEZZA to support higher-than-expected demand, new TEPEZZA clinical programs and HZN-825. The updated guidance assumes that healthcare activity begins to return in the second half of 2020.

Webcast

At 8 a.m. EST / 1 p.m. IST today, the Company will host a live webcast to review its financial and operating results and provide a general business update. The live webcast and a replay may be accessed at http://ir.horizontherapeutics.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. A replay of the webcast will be available approximately two hours after the live webcast.

About Horizon

Horizon is focused on researching, developing and commercializing medicines that address critical needs for people impacted by rare and rheumatic diseases. Our pipeline is purposeful: we apply scientific expertise and courage to bring clinically meaningful therapies to patients. We believe science and compassion must work together to transform lives. For more information on how we go to incredible lengths to impact lives, please visit www.horizontherapeutics.com and follow us on Twitter, LinkedIn, Instagram and Facebook.

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Note Regarding Use of Non-GAAP Financial Measures

EBITDA, or earnings before interest, taxes, depreciation and amortization, and adjusted EBITDA are used and provided by Horizon as non-GAAP financial measures. Horizon provides certain other financial measures such as non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP gross profit and gross profit ratio, non-GAAP operating expenses, non-GAAP operating income, non-GAAP tax rate, non-GAAP operating cash flow, net leverage ratio and net debt, each of which include adjustments to GAAP figures. These non-GAAP measures are intended to provide additional information on Horizon’s performance, operations, expenses, profitability and cash flows. Adjustments to Horizon’s GAAP figures as well as EBITDA exclude acquisition and/or divestiture-related expenses, charges related to the discontinuation of ACTIMMUNE development for Friedreich’s ataxia, gain or loss from sale of assets, upfront, progress and milestone payments related to license and collaboration agreements, litigation settlements, loss on debt extinguishment, costs of debt refinancing, drug manufacturing harmonization costs, restructuring and realignment costs, the income tax effect on pre-tax non-GAAP adjustments and other non-GAAP income tax adjustments, as well as non-cash items such as share-based compensation, depreciation and amortization, non-cash interest expense, long-lived asset impairment charges and other non-cash adjustments. Certain other special items or substantive events may also be included in the non-GAAP adjustments periodically when their magnitude is significant within the periods incurred. Horizon maintains an established non-GAAP cost policy that guides the determination of what costs will be excluded in non-GAAP measures. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon’s financial and operating performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the Company’s historical and expected 2020 financial results and trends and to facilitate comparisons between periods and with respect to projected information. In addition, these non-GAAP financial measures are among the indicators Horizon’s management uses for planning and forecasting purposes and measuring the Company’s performance. For example, adjusted EBITDA is used by Horizon as one measure of management performance under certain incentive compensation arrangements. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Horizon has not provided a reconciliation of its full-year 2020 adjusted EBITDA outlook to an expected net income (loss) outlook because certain items such as acquisition/divestiture-related expenses and share-based compensation that are a component of net income (loss) cannot be reasonably projected due to the significant impact of changes in Horizon’s stock price, the variability associated with the size or timing of acquisitions/divestitures and other factors. These components of net income (loss) could significantly impact Horizon’s actual net income (loss).

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to Horizon’s full-year 2020 net sales and adjusted EBITDA guidance; expected financial performance and operating results in future periods, including potential growth in net sales of certain of Horizon’s medicines; development plans; expected timing of clinical trials, studies and regulatory submissions; potential market opportunity for and benefits of Horizon’s medicines and medicine candidates; and business and other statements that are not historical facts. These forward-looking statements are based on Horizon’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks that Horizon’s actual future financial and operating results may differ from its expectations or goals; Horizon’s

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ability to grow net sales from existing medicines; impacts of the COVID-19 pandemic and actions taken to slow its spread, including impacts on sales of Horizon’s medicines and potential delays in clinical trials; the availability of coverage and adequate reimbursement and pricing from government and third-party payers; risks relating to Horizon’s ability to successfully implement its business strategies; risks inherent in developing novel medicine candidates and existing medicines for new indications; risks associated with regulatory approvals; risks in the ability to recruit, train and retain qualified personnel; competition, including potential generic competition; the ability to protect intellectual property and defend patents; regulatory obligations and oversight, including any changes in the legal and regulatory environment in which Horizon operates and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon’s filings and reports with the SEC. Horizon undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information.

Contacts:

Investors:	U.S. Media:
Tina Ventura	Geoff Curtis
Senior Vice President,	Executive Vice President,
Investor Relations	Corporate Affairs & Chief Communications Officer
investor-relations@horizontherapeutics.com	media@horizontherapeutics.com

Ruth Venning	Ireland Media:
Executive Director,	Ray Gordon
Investor Relations	Gordon MRM
investor-relations@horizontherapeutics.com	ray@gordonmrm.ie

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Horizon Therapeutics plc

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$355,909	$280,371
Cost of goods sold	97,416	88,142

Gross profit	258,493	192,229

OPERATING EXPENSES:
Research and development	27,209	21,725
Selling, general and administrative	247,775	172,299

Total operating expenses	274,984	194,024

Operating loss	(16,491)	(1,795)

OTHER EXPENSE, NET:
Interest expense, net	(17,344)	(27,530)
Loss on debt extinguishment	—	(5,586)
Foreign exchange gain (loss)	776	(61)
Other income, net	442	189

Total other expense, net	(16,126)	(32,988)

Loss before benefit for income taxes	(32,617)	(34,783)
Benefit for income taxes	(19,026)	(1,920)

Net loss	$(13,591)	$(32,863)

Net loss per ordinary share - basic and diluted	$(0.07)	$(0.19)

Weighted average ordinary shares outstanding - basic and diluted	190,072,112	172,789,209

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Horizon Therapeutics plc

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share data)

	As of
	March 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$754,638	$1,076,287
Restricted cash	3,624	3,752
Accounts receivable, net	425,405	408,685
Inventories, net	68,170	53,802
Prepaid expenses and other current assets	161,903	143,577

Total current assets	1,413,740	1,686,103

Property and equipment, net	142,420	30,159
Developed technology, net	1,745,625	1,698,808
Other intangible assets, net	3,619	3,820
Goodwill	413,669	413,669
Deferred tax assets, net	552,722	555,165
Other assets	42,925	48,310

Total assets	$4,314,720	$4,436,034

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$50,124	$21,514
Accrued expenses	205,988	235,234
Accrued trade discounts and rebates	336,320	466,421

Total current liabilities	592,432	723,169

LONG-TERM LIABILITIES:
Exchangeable notes, net	356,551	351,533
Long-term debt, net	1,001,809	1,001,308
Deferred tax liabilities, net	89,721	94,247
Other long-term liabilities	85,868	80,328

Total long-term liabilities	1,533,949	1,527,416

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Ordinary shares, $0.0001 nominal value; 600,000,000 shares authorized at March 31, 2020 and December 31, 2019, 190,962,613 and 188,402,040 shares issued at March 31, 2020 and December 31, 2019, respectively, and 190,578,247 and 188,017,674 shares outstanding at March 31, 2020 and December 31, 2019, respectively	19	19
Treasury stock, 384,366 ordinary shares at March 31, 2020 and December 31, 2019	(4,585)	(4,585)
Additional paid-in capital	2,814,408	2,797,602
Accumulated other comprehensive loss	(2,230)	(1,905)
Accumulated deficit	(619,273)	(605,682)

Total shareholders’ equity	2,188,339	2,185,449

Total liabilities and shareholders’ equity	$4,314,720	$4,436,034

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Horizon Therapeutics plc

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,591)	$(32,863)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	65,741	58,891
Equity-settled share-based compensation	56,421	27,548
Loss on debt extinguishment	—	5,586
Amortization of debt discount and deferred financing costs	5,569	5,851
Deferred income taxes	(2,082)	1,502
Foreign exchange and other adjustments	(190)	404
Changes in operating assets and liabilities:
Accounts receivable	(16,869)	60,769
Inventories	(14,444)	(847)
Prepaid expenses and other current assets	(24,953)	111
Accounts payable	28,551	6,416
Accrued trade discounts and rebates	(129,940)	(50,904)
Accrued expenses	(28,087)	(21,336)
Deferred revenues	—	(67)
Other non-current assets and liabilities	11,281	(4,893)

Net cash (used in) provided by operating activities	(62,593)	56,168

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for acquisition	(105,200)	—
Change in escrow deposit for property purchase	6,000	—
Purchases of property and equipment	(119,004)	(1,849)

Net cash used in investing activities	(218,204)	(1,849)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from the issuance of ordinary shares	—	327,750
Repayment of term loans	—	(300,000)
Proceeds from the issuance of ordinary shares in connection with stock option exercises	7,050	10,042
Payment of employee withholding taxes relating to share-based awards	(46,664)	(17,171)

Net cash (used in) provided by financing activities	(39,614)	20,621

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(1,366)	(518)

Net (decrease) increase in cash, cash equivalents and restricted cash	(321,777)	74,422
Cash, cash equivalents and restricted cash, beginning of the period(1)	1,080,039	962,117

Cash, cash equivalents and restricted cash, end of the period(1)	$758,262	$1,036,539

(1)	Amounts include restricted cash balance in accordance with ASU No. 2016-18. Cash and cash equivalents excluding restricted cash are shown on the balance sheet.

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Horizon Therapeutics plc

GAAP to Non-GAAP Reconciliations

Net Income and Earnings Per Share (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
GAAP net loss	$(13,591)	$(32,863)
Non-GAAP adjustments:
Acquisition/divestiture-related costs	(6)	1,345
Restructuring and realignment costs	—	20
Amortization and step-up:
Intangible amortization expense	58,575	57,417
Inventory step-up expense	—	115
Amortization of debt discount and deferred financing costs	5,569	5,912
Share-based compensation	56,421	27,548
Depreciation	7,165	1,473
Upfront, progress and milestone payments related to license and collaboration agreements	—	2,000
Fees related to refinancing activities	54	142
Loss on debt extinguishment	—	5,586
Drug substance harmonization costs	290	80
Charges relating to discontinuation of Friedreich’s ataxia program	—	(79)

Total of pre-tax non-GAAP adjustments	128,068	101,559
Income tax effect of pre-tax non-GAAP adjustments	(31,262)	(14,751)

Total of non-GAAP adjustments	96,806	86,808

Non-GAAP Net Income	$83,215	$53,945

Non-GAAP Earnings Per Share:
Weighted average ordinary shares - Basic	190,072,112	172,789,209

Non-GAAP Earnings Per Share - Basic:
GAAP loss per share - Basic	$(0.07)	$(0.19)
Non-GAAP adjustments	0.51	0.50

Non-GAAP earnings per share - Basic	$0.44	$0.31

Non-GAAP Net Income	83,215	53,945
Effect of assumed conversion of Exchangeable Senior Notes, net of tax	1,875	—

Numerator - non-GAAP Net Income	85,090	53,945

Weighted average ordinary shares - Diluted
Weighted average ordinary shares - Basic	190,072,112	172,789,209
Ordinary share equivalents	22,984,847	7,496,024

Denominator - weighted average ordinary shares – Diluted	213,056,959	180,285,233

Non-GAAP Earnings Per Share - Diluted
GAAP loss per share - Diluted	$(0.07)	$(0.19)
Non-GAAP adjustments	0.51	0.50
Diluted earnings per share effect of ordinary share equivalents	(0.04)	(0.01)

Non-GAAP earnings per share - Diluted	$0.40	$0.30

Horizon Therapeutics plc	14

Horizon Therapeutics plc

GAAP to Non-GAAP Reconciliations

EBITDA (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2020	2019
GAAP net loss	$(13,591)	$(32,863)
Depreciation	7,165	1,473
Amortization and step-up:
Intangible amortization expense	58,575	57,417
Inventory step-up expense	—	115
Interest expense, net (including amortization of debt discount and deferred financing costs)	17,344	27,530
Benefit for income taxes	(19,026)	(1,920)

EBITDA	$50,467	$51,752

Other non-GAAP adjustments:
Acquisition/divestiture-related costs	(6)	1,345
Restructuring and realignment costs	—	20
Share-based compensation	56,421	27,548
Upfront, progress and milestone payments related to license and collaboration agreements	—	2,000
Fees related to refinancing activities	54	142
Loss on debt extinguishment	—	5,586
Drug substance harmonization costs	290	80
Charges relating to discontinuation of Friedreich’s ataxia program	—	(79)

Total of other non-GAAP adjustments	56,759	36,642

Adjusted EBITDA	$107,226	$88,394

Horizon Therapeutics plc	15

Horizon Therapeutics plc

GAAP to Non-GAAP Reconciliations

Operating Income (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2020	2019
GAAP operating loss	$(16,491)	$(1,795)
Non-GAAP adjustments:
Acquisition/divestiture-related costs	284	1,202
Restructuring and realignment costs	—	20
Amortization and step-up:
Intangible amortization expense	58,575	57,417
Inventory step-up expense	—	115
Share-based compensation	56,421	27,548
Depreciation	7,165	1,473
Upfront, progress and milestone payments related to license and collaboration agreements	—	2,000
Fees related to refinancing activities	54	142
Drug substance harmonization costs	290	80
Charges relating to discontinuation of Friedreich’s ataxia program	—	(79)

Total of non-GAAP adjustments	122,789	89,918

Non-GAAP operating income	$106,298	$88,123

Orphan segment operating income	54,356	36,704
Inflammation segment operating income	51,942	51,419

Total segment operating income	$106,298	$88,123

Foreign exchange gain/(loss)	776	(61)
Other income, net	152	332

Adjusted EBITDA	$107,226	$88,394

Horizon Therapeutics plc	16

Horizon Therapeutics plc

GAAP to Non-GAAP Reconciliations

Gross Profit and Operating Cash Flow (Unaudited)

(in thousands, except percentages)

	Three Months Ended March 31,
	2020	2019
Non-GAAP Gross Profit:

GAAP gross profit	$258,493	$192,229
Non-GAAP gross profit adjustments:
Acquisition/divestiture-related costs	—	1,114
Intangible amortization expense	58,374	57,218
Inventory step-up expense	—	115
Share-based compensation	2,689	1,040
Depreciation	328	159
Drug substance harmonization costs	290	80
Charges relating to discontinuation of Friedreich’s ataxia program	—	(79)

Total of Non-GAAP adjustments	61,681	59,647

Non-GAAP gross profit	$320,174	$251,876

GAAP gross profit %	72.6%	68.6%
Non-GAAP gross profit %	90.0%	89.8%

GAAP cash (used in) provided by operating activities	$(62,593)	$56,168
Cash payments for acquisition/divestiture-related costs	(17)	353
Cash payments for restructuring and realignment costs	95	2,043
Cash payments for upfront, progress and milestone payments related to license and collaboration agreement	—	2,000
Cash payments drug substance harmonization costs	—	647
Cash payments for discontinuation of Friedreich’s ataxia program	—	930
Cash payments relating to refinancing activities	73	9

Non-GAAP operating cash flow	$(62,442)	$62,150

Horizon Therapeutics plc	17

Horizon Therapeutics plc

GAAP to Non-GAAP Reconciliations

EBITDA (Unaudited)

(in thousands)

Twelve Months Ended December 31,
2019
GAAP net income	$573,020
Depreciation	6,733
Amortization and step-up:
Intangible amortization expense	230,424
Inventory step-up expense	89
Interest expense, net (including amortization of debt discount and deferred financing costs)	87,089
Benefit for income taxes	(593,244)

EBITDA	$304,111

Other non-GAAP adjustments:
Acquisition/divestiture-related costs	3,556
Restructuring and realignment costs	237
Share-based compensation	91,215
Litigation settlements	1,000
Upfront, progress and milestone payments related to
license and collaboration agreements	9,073
Fees related to refinancing activities	2,292
Loss on debt extinguishment	58,835
Drug substance harmonization costs	457
Charges relating to discontinuation of Friedreich’s ataxia program	1,076
Gain on sale of assets	10,963

Total of other non-GAAP adjustments	178,704

Adjusted EBITDA	$482,815

Horizon Therapeutics plc	18

Horizon Therapeutics plc

Net Debt Reconciliation (Unaudited)

(in thousands)

	As of
	March 31, 2020	December 31, 2019
Long-term debt, net of current	$1,001,809	$1,001,308
Exchangeable notes, net	356,551	351,533

Total Debt	1,358,360	1,352,841
Debt discount	54,567	59,922
Deferred financing fees	5,099	5,263

Total Principal Amount of Debt	1,418,026	1,418,026

Less: cash and cash equivalents	754,638	1,076,287

Net Debt	$663,388	$341,739

Horizon Therapeutics plc	19

Horizon Therapeutics plc

GAAP to Non-GAAP Tax Rate Reconciliation (Unaudited)

(in millions, except percentages and per share amounts)

	Q1 2020
	Pre-tax Net (Loss) Income	Income Tax (Benefit) Expense	Tax Rate	Net Income (Loss)	Diluted Earnings (Loss) Per Share
As reported - GAAP	$(32.6)	$(19.0)	58.3%	$(13.6)	$(0.07)
Non-GAAP adjustments	128.1	31.3		96.8

Non-GAAP	$95.5	$12.2	12.8%	$83.2	$0.40

	Q1 2019
	Pre-tax Net (Loss) Income	Income Tax (Benefit) Expense	Tax Rate	Net Income (Loss)	Diluted Earnings (Loss) Per Share
As reported - GAAP	$(34.8)	$(1.9)	5.5%	$(32.9)	$(0.19)
Non-GAAP adjustments	101.6	14.8		86.8

Non-GAAP	$66.8	$12.8	19.2%	$53.9	$0.30

Horizon Therapeutics plc	20

Horizon Therapeutics plc

Certain Income Statement Line Items - Non-GAAP Adjusted

For the Three Months Ended March 31, 2020

(Unaudited)

	COGS	Research & Development	Selling, General & Administrative	Interest Expense	Other Expense	Income Tax Benefit (Expense)
GAAP as reported	$(97,416)	$(27,209)	$(247,775)	$(17,344)	$442	$19,026
Non-GAAP Adjustments (in thousands):

Acquisition/divestiture-related costs(1)	—	—	284	—	(290)	—
Amortization and step-up:
Intangible amortization expense(2)	58,374	—	201	—	—	—
Amortization of debt discount and deferred financing costs(3)	—	—	—	5,569	—	—
Share-based compensation(4)	2,689	6,376	47,356	—	—	—
Depreciation(5)	328	25	6,812	—	—	—
Fees related to refinancing activities (6)	—	—	54	—	—	—
Drug substance harmonization costs(7)	290	—	—	—	—	—
Income tax effect on pre-tax non-GAAP adjustments(8)	—	—	—	—	—	(31,262)

Total of non-GAAP adjustments	61,681	6,401	54,707	5,569	(290)	(31,262)

Non-GAAP	$(35,735)	$(20,808)	$(193,068)	$(11,775)	$152	$(12,236)

Horizon Therapeutics plc

Certain Income Statement Line Items - Non-GAAP Adjusted

For the Three Months Ended March 31, 2019

(Unaudited)

	COGS	Research & Development	Selling, General & Administrative	Loss on Debt Extinguishment	Interest Expense	Other Income, net	Income Tax Benefit (Expense)
GAAP as reported	$(88,142)	$(21,725)	$(172,299)	$(5,586)	$(27,530)	$189	$1,920
Non-GAAP Adjustments (in thousands):

Acquisition/divestiture-related costs(1)	1,114	1	87	—	—	143	—
Restructuring and realignment costs(9)	—	—	20	—	—	—	—
Amortization and step-up:
Intangible amortization expense(2)	57,218	—	198	—	—	—	—
Inventory step-up expense	115	—	—	—	—	—	—
Amortization of debt discount and deferred financing costs(3)	—	—	—	—	5,912		—
Share-based compensation(4)	1,040	2,636	23,873	—	—	—	—
Depreciation(5)	159	—	1,314	—	—	—	—
Upfront, progress and milestone payments related to license and collaboration agreements(10)	—	2,000	—	—	—	—	—
Loss on debt extinguishment(11)	—	—	—	5,586	—	—	—
Fees related to refinancing activities (6)	—	—	142	—	—	—	—
Drug substance harmonization costs(7)	80	—	—	—	—	—	—
Charges relating to discontinuation of Friedreich’s ataxia program(12)	(79)	—	—	—	—	—	—
Income tax effect on pre-tax non-GAAP adjustments(8)	—	—	—	—	—	—	(14,751)

Total of non-GAAP adjustments	59,647	4,637	25,634	5,586	5,912	143	(14,751)

Non-GAAP	$(28,495)	$(17,088)	$(146,665)	$—	$(21,618)	$332	$(12,831)

Horizon Therapeutics plc	21

NOTES FOR CERTAIN INCOME STATEMENT LINE ITEMS - NON-GAAP

1.

Represents expenses, including legal and consulting fees, incurred in connection with our acquisitions and divestitures. Costs recovered from subleases of acquired facilities and reimbursed expenses incurred under transition arrangements for divestitures are also reflected in this line item.

2.

Intangible amortization expenses are associated with our intellectual property rights, developed technology and customer relationships related to KRYSTEXXA, RAVICTI, PROCYSBI, ACTIMMUNE, BUPHENYL, TEPEZZA, RAYOS, PENNSAID 2%, VIMOVO and MIGERGOT.

3.	Represents amortization of debt discount and deferred financing costs associated with our debt.

4.

Represents share-based compensation expense associated with our stock option, restricted stock unit and performance stock unit grants to our employees and non-employee directors, and our employee share purchase plan.

5.	Represents depreciation expense related to our property, equipment, software and leasehold improvements.

6.	Represents arrangement and other fees relating to our refinancing activities.

7.

During the year ended Dec., 2016, we entered into a definitive agreement to acquire certain rights to interferon gamma-1b, marketed as IMUKIN in an estimated thirty countries primarily in Europe and the Middle East, or the IMUKIN purchase agreement. We already owned the rights to interferon gamma-1b marketed as ACTIMMUNE in the United States, Canada and Japan. In connection with the IMUKIN purchase agreement, we also committed to pay our contract manufacturer certain amounts related to the harmonization of the manufacturing processes for ACTIMMUNE and IMUKIN drug substance, or the harmonization program. At the time we entered into the IMUKIN purchase agreement and the harmonization program commitment was made, we had anticipated achieving certain benefits should the Phase 3 clinical trial evaluating ACTIMMUNE for the treatment of Friedreich’s ataxia (FA), be successful. If the study had been successful and if U.S. marketing approval had subsequently been obtained, we had forecasted significant increases in demand for the medicine and the harmonization program would have resulted in significant benefits for us. Following our discontinuation of the FA program, we determined that certain assets, including an upfront payment related to the IMUKIN purchase agreement, were impaired, and the costs under the harmonization program would no longer have benefit to us and should be expensed as incurred.

8.

Income tax adjustments on pre-tax non-GAAP adjustments represent the estimated income tax impact of each pre-tax non-GAAP adjustment based on the statutory income tax rate of the applicable jurisdictions for each non-GAAP adjustment.

Horizon Therapeutics plc	22

9.	Represents expenses, including severance costs and consulting fees, related to restructuring and realignment activities.

10.	During the three months ended March 31, 2019, we recorded an upfront cash payment of $2.0 million in relation to the collaboration agreement with HemoShear.

11.

During the three months ended March 31, 2019, we recorded a loss on debt extinguishment of $5.6 million in the condensed consolidated statement of comprehensive loss, which reflects the write-off of the deferred financing and debt discount fees related to the $300.0 million term loan repayment.

12.	Represents expenses incurred relating to discontinuation of FA program and a reduction to previous charges recorded.

Horizon Therapeutics plc	23